EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of April 27, 2015, by and between CIVF I-KY1M01-KY1M06 & KY1W01, LLC, a Delaware limited liability company (“Landlord”), and HEALTHWAREHOUSE.COM, INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Agreement of Lease dated June 15, 2011, as amended by that certain First Amendment to Lease dated August 29, 2011, and as further amended by that certain Second Amendment to Lease dated May 7, 2014 (such lease and all amendments and modifications thereto are collectively hereinafter referred to as the “Lease”), whereby Tenant agreed to lease certain premises consisting of approximately 62,600 rentable square feet (the “Premises”) in the building located at 7107 Industrial Road, Florence, Kentucky (the “Building”); and

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1. Defined Terms; Recitals. Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Lease. The recitals set forth above are hereby incorporated into the body of this Third Amendment as if fully restated herein.

2. Reduction of Premises. On or prior to 11:59 p.m. on June 15, 2015 (the “Surrender Date”), Tenant shall: (i) surrender to Landlord that certain portion of the Premises consisting of approximately 34,106 rentable square feet (the “Surrendered Premises”), as shown on Exhibit A to this Third Amendment, with all of Tenant’s property, trade fixtures, and equipment removed therefrom and otherwise in broom-clean, good order, condition, and repair, except for ordinary wear and tear and casualty damage, and (ii) return any and all keys for the Surrendered Premises to Landlord. Effective on the Surrender Date, (a) the Premises shall no longer include the Surrendered Premises, (b) the term “Premises” shall refer only to the space originally leased to Tenant consisting of approximately 28,494 rentable square feet (and shall expressly exclude the Surrendered Premises) and (c) the terms “Tenant’s Share of Expenses,” “Tenant’s Proportionate Share,” and words of similar import shall mean 45.52%, subject to the terms of the Lease. Subject to the terms of this Third Amendment, Tenant’s obligations under the Lease with respect to the Surrendered Premises (the “Surrendered Premises Obligations”) shall continue until 11:59 p.m. on the Surrender Date, at which time such Surrendered Premises Obligations shall expire, except for any obligations that accrued prior to the Surrender Date but have not been satisfied before the Surrender Date. Notwithstanding the foregoing, in the event Tenant holds over with respect to the Surrendered Premises on or past the Surrender Date, (x) Tenant shall be responsible for all of the Surrendered Premises Obligations through (and including) the date Tenant actually vacates and surrenders the Surrendered Premises to Landlord in accordance with the terms of this Third Amendment, (y) the definitions of “Premises” and “Tenant’s Proportionate Share” shall not change as described in this Third Amendment until the date immediately following such date, and (z) Tenant shall be deemed to be holding over with respect to the Surrendered Premises, the terms of Section 15 of the Lease shall apply to such holding over and Landlord shall be entitled to exercise or pursue any or all of its rights under the Lease, at law or in equity with respect to such holding over.

3. Lease Term for the Premises. The Lease Term for the Premises (as reduced) shall continue so that the expiration date of the Lease Term for the Premises (as reduced) shall be December 31, 2016 (“Expiration Date”).

4. Base Rent. From and after the Surrender Date, the Base Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period	Monthly Base Rent

June 16, 2015 through June 30, 2015	$2,433.86
July 1, 2015 through December 31, 2015	$4,867.73
January 1, 2016 through December 31, 2016	$5,461.35

5. Additional Rent. In addition to the Base Rent and other provisions as set forth above, Tenant shall remain obligated for the payment (to Landlord or such other party as may expressly and specifically be required under the Lease) of Additional Rent, and any other charges or amounts due under the Lease, in accordance with the provisions of the Lease.

6. Contingency. The parties hereby acknowledge that Landlord is in the process of contract negotiations with a prospective tenant to lease the Surrendered Premises immediately following the Surrender Date. Therefore, any holdover in the Surrendered Premises is expressly not permitted under the Lease or this Third Amendment. Further, notwithstanding anything in this Third Amendment to the contrary, in the event that Landlord and such prospective tenant fail to mutually enter into a binding agreement and cease negotiations on such agreement in connection with such leasing of the Surrendered Premises, then Landlord will provide Tenant with written notice thereof and this Third Amendment shall be deemed null and void and of no force and effect, in which case the Lease shall continue unmodified.

7. Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease (other than this Third Amendment) and this Third Amendment, the provisions of this Third Amendment shall control. From and after the date hereof, references to the “Lease” (including, without limitation, any and all references contained in this Third Amendment) shall mean the Lease as amended by this Third Amendment.

8. Binding Effect. This Third Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Headings. The paragraph headings that appear in this Third Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

10. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by e-mail or facsimile and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by e-mail or facsimile, the parties will use best efforts to deliver originals as promptly as possible after execution.

11. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

12. Authority. The parties represent and warrant to each other that it has full power, right and authority to execute and perform this Third Amendment and all corporate action necessary to do so have been duly taken.

13. Binding Agreement. Submission of this Third Amendment shall not be deemed to be an offer or an acceptance of the terms herein, and neither Landlord nor Tenant shall be bound by the terms herein until Landlord has delivered to Tenant, or to Tenant’s agent, or designated representative, a fully executed copy of this Third Amendment (which may be delivered in counterparts as described above), signed by both of the parties in the spaces herein provided.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the dates set forth below, to be effective for all purposes, however, as of the date first set forth above.

LANDLORD:			TENANT:

CIVF I-KY1M01-KY1M06 & KY1W01, LLC, a Delaware limited liability company			HEALTHWAREHOUSE.COM, INC., a Delaware corporation

By:		DCT Industrial Value Fund I, L.P.,
a Delaware limited partnership,
its Sole Member

	By:	DCT Industrial Value Fund I, Inc.
a Maryland corporation,
its General Partner

By:		/s/ Scott Blanding	By:	/s/ Lalit Dhadphale
Name:		Scott Blanding	Name:	Lalit Dhadphale
Title:		Senior Vice President	Title:	CEO
Date:		May 1, 2015	Date:	April 28, 2015

EXHIBIT A

SURRENDERED PREMISES

A - 1